Exhibit 10.4

Exhibit C to Joint Venture Agreement

BOX HARMONY, LLC CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into this13th day of January 2022 (the “Agreement Date”) and deemed effective as of January 1, 2021 (the “Effective Date”), by and among Box Harmony, LLC, a Nevada limited liability company (“BHL”); Titanium Plus Autoparts, Inc.., a __________________ corporation (“TPA”); and Bin Xiao, an individual (“Xiao”). TPA and Xiao are hereinafter collectively referred to in this Agreement as the” Consultant”. BHL and the Consultant are hereinafter sometimes individually referred to as a “Party” and collectively, as the “Parties.”

1	DEFINITIONS. Reference is made to the limited liability company operating agreement of BHL among the Parties and iPower Inc., a Nevada corporation (“IPW”), dated as of the Agreement Date (the “BHL Operating Agreement”), Unless otherwise defined in this Agreement, all capitalized terms, when used herein, shall have the same meaning as they are defined in the BHL Operating Agreement.

2	SERVICES.

The Parties intend that the Consultant will provide management consulting services to assist BHL in conducting the Company Business, including, without limitation, access to the Consultant’s transportation resources, carrier accounts, receiving, storing and transporting products imported from clients and customer for resale on-line from websites in the United States (the “Services”), Unless otherwise agreed in writing by BHL, all Services on behalf of Consultant shall be provided by Xiao.

3	COMPENSATION AND PAYMENTS.

During the Term of this Agreement, the Consultant shall be entitled to the following compensation:

(a)           Fixed Payments and Expenses, Commencing as of the Effective Date, the Consultant shall receive a monthly consulting fee from BHL of $5,000, payable on the first business day of each month (the “Base Fee”); it being understood that the January 2022 Base Fee shall be paid on the Agreement Date). In addition, it is agreed that BHL shall reimburse Consultant for all pre-approved travel and related out of pocket expenses; such approval not to be unreasonably withheld or delayed. Consultant shall submit receipts evidencing such expenses within 10 days of them being incurred, whereupon BHL shall reimburse Consultant via check within 30 days of receipt of invoices.

(b)           Bonus, In the event and to the extent that BHL has Net Income and Distributable Cash Flow, after payment on all Tax Advances, at the end of any Fiscal Year during the Term of this Agreement, prior to making any discretionary distributions of Distributable Cash Flow to the Members, BHL shall pay to the Consultant an annual bonus payment equal to (i) up to 16% of such Net Income, less (ii) all Base Fees paid to the Consultant during such Fiscal Year (the “Bonus”), Unless either Consultant elects to defer or waive such Bonus, the Bonus shall be paid within 90 days after the end of the applicable Fiscal Year. In the event and at such time as IPW exercises the IPW Option, as that term is defined in the BHL Operating Agreement, the above referenced annual Bonus shall terminate. Following such termination, BHL and the Consultant shall undertake to make other bonus or related compensation arrangements and amend this Agreement accordingly.

(c)            Allocation of Payments, It is agreed that two-thirds of the Base Fee and Bonus shall be allocated to Bin Xiao and one-third of the Base Fee and Bonus shall be allocated to TPA.

4	RELATIONSHIP OF THE PARTIES.

The Parties hereto acknowledge that the Consultant is an independent contractor to BHL and is not authorized to bind BHL in connection with any agreement, obligation or other contract of any kind, except as otherwise expressly provided in the BHL Operating Agreement.

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5	TERM OF AGREEMENT AND TERMINATION.

(a)            Term of Agreement, This Agreement shall commence as of the Effective Date and shall, unless renewed or extended as hereinafter provided, shall expire on June 30, 2023. Unless either BHL or Consultant provide the other with notice of its intention to terminate this Agreement at least sixty (60) days prior to June 30, 2023 or any extended period, this Agreement shall automatically renew and be extended for one or more additional six (6) month consecutive periods. The period from the Effective Date to June 30, 2023, as the same may be extended as hereinabove provided, is deemed to be the “Term” of this Agreement. Absent a breach or default of any of the provisions of this Agreement by either Party, this Agreement may not be unilaterally cancelled by a Party during an active Term.

(b)            Termination, The ongoing Services of the Consultant may be terminated by BHL prior to the expiration of the applicable Term immediately for “Cause” as determined by BHL. As used herein, the term “Cause” shall mean and be limited to:

(i)             Breach by TPA or Xiao of either of the BHL Financial Covenants set forth in Section 6.04(a) of the BHL Operating Agreement;

(ii)           a material breach by TPA or Xiao of its or his covenants and agreements set forth herein which, if capable of cure, shall not be cured to the reasonable satisfaction of BHL within 30 days of written notice by BHL of such breach;

(iii)          conviction of the TPA or Xiao of any felony or crime involving securities fraud or moral turpitude;

(iv)          breach by Consultant of the provisions of the BHL Operating Agreement or the other Transaction Documents referred to in Section 5(c) below; or

(v)             misappropriation of any corporate opportunity or asset available or belonging to BHL or the material breach of Consultant’s duties of care and loyalty to BHL.

5.	MISCELLANEOUS.

(a)           Content and work product specific to BHL and the Company Business will be “BHL Specific Content” and will remain proprietary to and owned by BHL. All content and work product that is not specific to BHL or the Company Business is not considered proprietary to BHL and can be used by either party at will.

(b)           The rights and obligations of the Parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Parties. Consultant shall not be entitled to assign any of its rights or obligations under this Agreement to any third party without the prior written consent of BHL.

(c)           Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d)            In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(e)            The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing BHL but each Consultant has participated in the negotiation of its terms. Furthermore, Consultant acknowledges that Consultant has had an opportunity to review and revise this Agreement, the BHL Operating Agreement and the other Transaction Documents and have them reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities in the Transaction Documents, including this Agreement, are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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(f)            Any matter in dispute which cannot be resolved by the parties shall be resolved by private arbitration. The rules and procedures for the arbitration shall be determined by the arbitrator, patterned after the current Commercial Arbitration Rules of the American Arbitration Association (excluding the complex/large case and expedited procedures rules), giving due regard to the desire of the parties to have their dispute resolved as quickly and cost effectively as possible. Any award, order, or judgment made pursuant to arbitration shall be deemed final and may be entered in state or federal court in Los Angeles, California (the “California Courts”), The Parties agree to submit to the jurisdiction of said court for purposes of the enforcement of the award, order or judgment. The Parties agree that the arbitration shall be held before a single arbitrator, who shall be selected by mutual agreement. In the event the parties are unable to agree on the appointment of an arbitrator within seven (7) days of the request by any party that an arbitrator be appointed, any party may petition the JAMS Dispute Resolution in Los Angeles, California for appointment of an arbitrator. The arbitrator shall be compensated at an hourly rate which will be set by the arbitrator as soon as practicable after he is selected. The Parties shall submit their claims and responses according to procedures established by the arbitrator. Each Party shall pay all of their own expenses and shall split evenly the fees and expenses of the arbitrator. The Parties anticipate that all hearings and other proceedings will be conducted without administrative charge at the offices of the arbitrator. Notwithstanding the foregoing, the substantially prevailing party in the arbitration and any court proceedings to enforce the award (including all appeals) shall be entitled to an award of its actual costs and fees, including its share of the arbitrator(s)’ fees and expenses and its reasonable attorney fees, in the arbitration and in any award enforcement trial or appellate court proceedings.

(g)           This Agreement will be governed by and construed in accordance with the laws of the United States in the State of California.

(h)           Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth under the signatures below, or such other address as either Party may specify in writing.

(i) This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of the Consultant and BHL. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement, to be effective as of the Effective Date on this 13th day of January 2022.

BOX HARMONY, LLC

By: /s/ Chenlong Tan

       Chenlong Tan

       Executive Chairman

TITANIUM PLUS AUTOPARTS, INC.

By: /s/ Tony Chiu

       Tony Chiu, President

/s/ Bin Xia

BIN XIA

Approved as to form and content:

iPOWER INC.

By: /s/ Chenlong Tan

       Chenlong Tan

       Chief Executive Officer

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